Exhibit 12.01

CITIGROUP INC.

CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

(In millions of dollars)

						NINE MONTHS ENDED
	YEAR ENDED DECEMBER 31,					SEPTEMBER 30,
EXCLUDING INTEREST ON DEPOSITS:	2002(2)	2001(2)	2000(1)(2)	1999(1)(2)	1998(1)(2)	2003	2002 (2)

FIXED CHARGES:
INTEREST EXPENSE (OTHER THAN INTEREST ON DEPOSITS)	$12,659	$20,090	$23,072	$17,687	$18,971	$7,822	$9,590
INTEREST FACTOR IN RENT EXPENSE	451	444	416	292	417	346	325
TOTAL FIXED CHARGES	$13,110	$20,534	$23,488	$17,979	$19,388	$8,168	$9,915

INCOME:
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$20,537	$20,519	$19,297	$16,247	$9,271	$19,420	$16,872
FIXED CHARGES	13,110	20,534	23,488	17,979	19,388	8,168	9,915
TOTAL INCOME	$33,647	$41,053	$42,785	$34,226	$28,659	$27,588	$26,787

RATIO OF INCOME TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS	2.57	2.00	1.82	1.90	1.48	3.38	2.70

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
INTEREST EXPENSE	$21,248	$31,793	$36,459	$28,498	$30,531	$13,085	$16,325
INTEREST FACTOR IN RENT EXPENSE	451	444	416	292	417	346	325
TOTAL FIXED CHARGES	$21,699	$32,237	$36,875	$28,790	$30,948	$13,431	$16,650

INCOME:
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$20,537	$20,519	$19,297	$16,247	$9,271	$19,420	$16,872
FIXED CHARGES	21,699	32,237	36,875	28,790	30,948	13,431	16,650
TOTAL INCOME	$42,236	$52,756	$56,172	$45,037	$40,219	$32,851	$33,522
RATIO OF INCOME TO FIXED CHARGES INCLUDING INTEREST ON DEPOSITS	1.95	1.64	1.52	1.56	1.30	2.45	2.01

(1)     On Nov 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.

(2)     On Aug 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirect wholly-owned subsidiary of Citigroup on Dec 31, 2001).  Following the distribution, Citigroup began reporting TPC separately as discontinued operations in the Company’s Consolidated Statement of Income.  The calculation of the ratio of income to fixed charges excludes discontinued operations.  Prior periods have been restated on a comparable basis.